Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS FIRST QUARTER REVENUE UP 37% TO $23.8 MILLION, DRIVEN BY
STRONG VASCULAR INTERVENTION AND LEAD MANAGEMENT PERFORMANCE
Affirms 2008 Financial Guidance
COLORADO SPRINGS, Colo. (April 23, 2008) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the quarter ended March 31, 2008.
Revenue for the first quarter of 2008 was $23.8 million, up 37% compared with revenue of $17.4 million for the first quarter of 2007. Disposable product revenue rose 39% to $20.1 million, laser revenue increased 56% to $1.7 million, and service and other revenue increased 11% to $2.1 million, all compared with the first quarter of 2007. The increase in disposable product revenue was comprised of a 36% increase in vascular intervention product sales (including atherectomy products and support catheters) and a 48% increase in lead management revenue, compared with the prior-year first quarter.
The worldwide installed base of lasers increased to 767 as of March 31, 2008 (607 in the United States), which included net laser placements of 24 units in the first quarter of 2008, compared with 34 net placements in the first quarter of 2007.
Gross margin for the quarter was 72% of revenue, compared with 73% in the first quarter of the prior year. Operating expenses in the quarter were $18.5 million, up 40% from the prior-year first quarter due primarily to costs associated with the expansion of our United States field sales organization, which includes 111 employees at March 31, 2008, combined with increased product development and clinical study costs.
The pre-tax loss for the first quarter of 2008 was $685,000, compared with pre-tax income of $165,000 for the first quarter of 2007. Given the Company’s significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.
For the first quarter of 2008 Spectranetics reported a net loss of $405,000, or $0.01 per share, compared with a net loss of $65,000, or $0.00 per share, in the first quarter of 2007.
Cash, cash equivalents and current and non-current investment securities totaled $53.4 million as of March 31, 2008, compared with $54.4 million as of December 31, 2007.

“We achieved significant sales growth both in our vascular intervention and lead management product groups, reflecting the strength of our technology and the continuing opportunities in these markets,” said John G. Schulte, President and Chief Executive Officer. “This strong performance also validates our decision to separate the sales force into two groups focused on vascular intervention products and lead management products. The split of the sales team, which we initiated in January, allows our sales representatives to more effectively build their business by concentrating on one set of products and call points.
“Our financial results to date are on track with our expectations, and we look forward to continued growth and improving profitability. As such, we are affirming the annual financial guidance we provided in February,” said Schulte.
2008 Financial Guidance
Spectranetics affirms the financial guidance for 2008 provided earlier this year, which is repeated herein for reference.
The Company expects revenue for 2008 to be within the range of $104 million to $110 million, representing 25% to 33% growth compared with 2007.
Gross margin for 2008 is expected to be within the range of 72% — 74%. Research, development and other technology costs are expected to be approximately 14% to 15% of revenue and selling, general and administrative costs are expected to be within the range of 55% — 58% of revenue. Gross margin and operating expense costs may fall outside of the ranges provided above in any given quarter due to factors that include, but are not limited to, timing of move-related costs associated with the move of our manufacturing operations to an expanded facility, product development costs, clinical trial enrollment rates and expansion of the field sales organization.
Pre-tax income for 2008 is expected to be within the range of $1.0 million to $5.0 million. The Company believes that pre-tax income is the most relevant measure of its operating performance given that income taxes are a non-cash expense due to historical net operating losses available to offset future taxable income. For that reason and the fact that significant fluctuations in the effective income tax rate are expected from quarter to quarter, the Company is not providing guidance on net income.
In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; anticipated timing and costs associated with the relocation and consolidation of its headquarters and manufacturing operation, and other risk factors discussed in Spectranetics’ publicly filed documents.
Conference Call
Management will host an investment-community conference call today beginning at 8:00 a.m. Mountain time, 10:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 43850304. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Founded in 1984, Spectranetics manufactures and sells the only excimer laser approved in the United States, Europe and Japan for use in minimally invasive cardiovascular procedures. This technology treats complex cardiovascular conditions by photo-ablating multiple lesion types into tiny particles that are easily absorbed into the blood stream. The Company’s disposable catheters use high-energy “cool” ultraviolet light to vaporize arterial blockages in the legs and heart, as well as scar tissue encapsulating pacing and defibrillation leads. For more information visit www.spectranetics.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its headquarters and manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenue	$23,831	$17,365
Cost of revenue	6,675	4,635

Gross profit	17,156	12,730
Gross margin %	72%	73%
Operating expenses:
Selling, general and administrative	15,191	10,634
Research, development and other technology	3,294	2,608

Total operating expenses	18,485	13,242

Operating loss	(1,329)	(512)
Other income, net	644	677

Income (loss) before taxes	(685)	165
Income tax benefit (expense)	280	(230)

Net loss	$(405)	$(65)

Loss per common and common equivalent share — basic and diluted	$(0.01)	$(0.00)

Weighted average shares outstanding
Basic	31,562	31,009
Diluted	31,562	31,009

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	March 31,	December 31,
	2008	2007
Assets	(Unaudited)
Current assets
Cash, cash equivalents and investment securities	$34,038	$50,000
Accounts receivable, net	14,722	14,437
Inventories	5,653	5,892
Deferred tax asset, current	2,533	2,213
Other current assets	2,129	1,835

Total current assets	59,075	74,377
Property, plant and equipment, net	27,244	25,412
Investment securities, non-current	19,350	4,387
Deferred tax asset, non-current	3,238	3,238
Other assets	625	632

Total assets	$109,532	$108,046

Liabilities and stockholders’ equity
Current liabilities	$15,234	$15,990
Non-current liabilities	304	251
Stockholders’ equity	93,994	91,805

Total liabilities and stockholders’ equity	$109,532	$108,046

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

	2007				2008
Financial Summary:	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
(000's, except laser sales and installed base amounts)
Laser revenue:
Equipment sales	$402	$381	$1,185	$1,296	$674
Rental fees	661	709	821	836	985

Total laser revenue	1,063	1,090	2,006	2,132	1,659

Disposable products revenue:
Vascular intervention revenue	10,124	12,527	12,110	12,701	13,733
Lead management revenue	4,302	4,829	5,143	6,899	6,356

Total disposable products revenue	14,426	17,356	17,253	19,600	20,089

Service and other revenue	1,876	1,927	1,967	2,178	2,083

Total revenue	17,365	20,373	21,226	23,910	23,831

Pre-tax income (loss)	165	1,017	844	628	(685)

Cash flow generated by (used in) operating activities	(3,799)	1,667	(200)	2,099	(1,272)
Total cash and investment securities-current and non-current	52,833	53,472	53,833	54,387	53,388
Laser sales summary:
Laser sales from inventory	3	2	3	5	3
Laser sales from evaluation/rental units	0	1	4	4	1

Total laser sales	3	3	7	9	4

Worldwide Installed Base Summary:

Laser sales from inventory	3	2	3	5	3
Rental placements	32	38	25	25	27
Evaluation placements	5	5	4	8	0

Laser placements during quarter	40	45	32	38	30
Buy-backs/returns during quarter	(6)	(9)	(12)	(8)	(6)

Net laser placements during quarter	34	36	20	30	24
Total lasers placed at end of quarter	657	693	713	743	767
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